EXHIBIT 10.2

Bitcoin Option Contract

Date: May 2nd , 2024(the “Effective Date”)

Party A (Buyer): Next Technology Holding Inc.

Party B (Seller):

Whereas:

1. Party A has the legal right to purchase virtual currency and possesses the necessary financial capacity.

2. Party B legally owns the virtual currency and is willing to sell it to a qualified buyer.

3. Both parties have reached a mutual agreement through friendly negotiations regarding the purchase and sale of the virtual currency.

Based on the aforementioned premises, both parties, guided by principles of equality, voluntary consent, and good faith, have reached the following agreement:

Article 1: Virtual Currency Transaction

1.1 Party B agrees to sell its owned virtual currency to Party A, and Party A agrees to purchase the Bitcoin ("BTC") sold by Party B, pursuant to Article 2 of this Contract.

1.2 Type and Quantity of Virtual Currency:

-Type：Bitcoin BTC

-Quantity：20,000 BTC

Article 2: Transaction Price and Payment Method

2.1 Agreed Transaction Price: The agreed transaction price between the buyer and seller is 60,000/BTC, denominated in United States Dollars (USD). The price is locked for a period of 3years. The Buyer has the right and option to purchase up to 20,000 BTC from the seller within the 3 years subsequent to the effective date (the “Option Period”) of this Contract, at the locked price.

2.2 The Buyer and Seller have agreed that payments can be made in the following manner:

The Buyer can make payment in the form of cash or common stocks issued to the Seller or a third-party designated by the Seller.

2.3 Transactions can be divided into multiple batches during the Option Period, and each batch of transactions can be initiated at any time based on mutual agreement. If both parties agree to make payment in cash regarding a particular batch of transactions, the Buyer shall make a prepayment of no more than 10% of the purchase amount in advance.

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Article 3: Delivery of Virtual Currency

The Seller is responsible to ensure the safe and reliable delivery process of the virtual currency and provide to the commissioner of Party A with relevant transaction records and certificates as proof of the delivery for the transaction.

Article 4: Risks and Liabilities

The Seller guarantees that the BTC being sold is lawful, free of encumbrance and does not infringe upon any third-party legal rights. The Seller agrees indemnify and hold the Buyer harmless against any and all claims, demands, suits or other forms of liability arising out of the BTC sold.

Article 5: Breach of Contract Liability

5.1 In the event that either party violates the provisions of this contract, they shall bear the corresponding breach of contract liability and compensate the other party for any losses incurred as a result.

5.2 In the event of a breach by either party, the other party shall have the right to terminate this contract and demand the breaching party to pay a penalty for the breach.

Article 6: Confidentiality Clause

6.1 Both parties shall maintain strict confidentiality regarding any business, technical, financial, or other information they become aware of during the performance of this contract. Such information shall not be disclosed to any third party without the prior written consent of the other party.

 6.2 Without the written consent of the other party, neither party shall disclose, divulge, or use the confidential information of the other party to any third party.

Article 7: Dispute Resolution

Any dispute, controversy, difference or claim arising out of or relating to this BTC Trading Contract and its Amendment, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Center (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

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Article 8: Other Provisions

8.1 This contract shall come into effect and be legally binding from the date of signing or sealing by the representatives of both parties.

8.2 This contract is made in duplicate, with each party holding one copy, and both copies have equal legal effect.

Party A: Next Technology Holding Inc.	Party B:

Signature/Seal	Signature/Seal

Title: CEO	Title: Director
Date: May 2nd, 2024	Date: May 2nd, 2024

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